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                                  EXHIBIT 99.1


April 13, 2000
Andrew Wiseman, Ph.D.

                                   IMMEDIATE

               LA JOLLA PHARMACEUTICAL WILL FILE TO REGISTER STOCK
                  RELATED TO UPCOMING WARRANT EXERCISE DEADLINE

San Diego, April 13, 2000 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that it will file a registration statement to register for resale the underlying shares of common stock for the Company's privately held warrants. The Company previously registered the underlying shares for its publicly held warrants following its initial public offering in 1994. The warrants, as well as an option granted to the underwriter of the Company's initial public offering, will expire on June 3, 2000. The Company's Board of Directors does not plan to extend the expiration date.

The Company's public warrants (LJPCW) have an exercise price of $3.00 per one-half share; two warrants must be exercised with an aggregate exercise price of $6.00 to purchase one whole share of common stock. The Company has the option to call the warrants for five cents per warrant if the common stock trades at greater than $9.00 per share for 20 consecutive trading days, provided that the Company has notified warrant holders in writing at least 30 days in advance of calling the warrants.

For further information concerning the exercise of the Company's public warrants, warrant holders may contact Grace Deer-Loiseau at The American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 or by calling 718-921-8247. Holders of the Company's private warrants will receive a letter from the Company shortly that will provide additional information concerning the exercise of these warrants. In the meantime, holders of the private warrants may contact the Company. The terms of the Company's warrants, including exercise prices, remain unchanged.

Until the registration statement covering the common stock to be issued on the exercise of the private warrants has been declared effective by the SEC, the common stock will not have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements; this press release does not constitute an offer of securities for sale.



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La Jolla Pharmaceutical is focused on the research and development of therapeutic compounds to treat antibody-mediated diseases such as lupus, antibody-mediated thrombosis--a clotting disorder associated with stroke, myocardial infarction, deep-vein thrombosis and recurrent fetal loss--and organ rejection in xenotransplantation. The Company develops disease-specific therapeutics using its proprietary Tolerance Technology(R) for major diseases and conditions caused by antibodies. By treating the underlying cause of disease, the Company believes that Tolerance Technology will lead to products with improved therapeutic benefit and fewer side effects than currently available treatments. The Company's common stock and warrants trade on The Nasdaq Stock Market under the symbols LJPC and LJPCW, respectively. For more information about the Company, visit our website: www.ljpc.com.

Statements in this press release discuss future expectations, contain projections or state other forward-looking information. These statements involve risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to be materially different from those contemplated by the forward-looking statements. In particular, the registration statement to be filed by the Company with the SEC concerning its private warrants may not be declared effective by the SEC for some time, if at all. Interested parties are urged to review the risks detailed from time to time in La Jolla Pharmaceutical Company's Securities and Exchange Commission (SEC) filings, including the report on Form 10-K for the year ended December 31, 1999.

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